Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-117370, No. 333-134871, No. 333-136493, No. 333-164083, No. 333-171630, No. 333-197648, and No. 333-239776) and Form S-3 (No. 333-286696) of NOVAGOLD RESOURCES INC. of our report dated January 21, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

We also consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-117370, No. 333-134871, No. 333-136493, No. 333-164083, No. 333-171630, No. 333-197648 and No. 333-239776) and Form S-3 (No. 333-286696) of NOVAGOLD RESOURCES INC. of our report dated January 20, 2026 relating to the financial statements of Donlin Gold LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
January 22, 2026